UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 5, 2004

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26878	95-4782077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6922 Hollywood Boulevard

12th Floor

Los Angeles, California 90028

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (323) 817-4600

(Former name or former address, if changed since last report)

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

Item 12 - RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On May 5, 2004, Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), issued a press release announcing earnings for the three months ended March 31, 2004. The text of the press release is set forth below:

GEMSTAR-TV GUIDE ANNOUNCES FIRST QUARTER RESULTS

Los Angeles, California (May 5, 2004) - Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced that for the first quarter ended March 31, 2004, the Company reported revenues of $195.2 million, an increase of $16.7 million from revenues of $178.4 million in the first quarter of 2003. In the first quarter of 2004, the Company received non-recurring payments from certain consumer electronics manufacturers and recognized revenue of $19.4 million.

Operating income from continuing operations for the first quarter of 2004 was $26.6 million, which included stock compensation, depreciation, and amortization charges of $8.8 million and the one-time income of $19.4 million noted above, compared with an operating loss of $(86.4) million for the first quarter ended March 31, 2003, which included stock compensation, depreciation, and amortization charges of $95.3 million.

As previously announced, the Company agreed to sell substantially all of the operating assets related to its Superstar/Netlink LLC and UVTV distribution services and Spacecom businesses, collectively the “SNG Businesses,” to EchoStar Communications Corporation. The SNG Businesses were classified as discontinued operations for the first quarter ended March 31, 2004. The loss from discontinued operations for the first quarter of 2004 was $(26.3) million, which included a pre-tax loss on the sale of the SNG Businesses of $(28.9) million. Income from discontinued operations for the first quarter of 2003 was $6.0 million.

The Company reported a loss from continuing operations of $(13.4) million, or $(0.03) per diluted share, for the three months ended March 31, 2004, compared with $(51.4) million, or $(0.13) per diluted share, for the first quarter ended March 31, 2003. The net loss was $(39.8) million, or $(0.09) per diluted share, for the first quarter ended March 31, 2004, compared with a net loss of $(45.4) million, or $(0.11) per diluted share, in the first quarter of 2003. The Company’s results for the first quarter of 2004 were negatively impacted by a significantly higher effective tax rate due to a valuation allowance being recorded against deferred tax assets created upon the completion of previously announced patent license and distribution agreements with EchoStar and Comcast Corporation.

Gemstar-TV Guide’s Chief Executive Officer Jeff Shell commented: “The first quarter was a critical period for the Company as we resolved our primary shareholder litigation, entered into broad licensing agreements with Pioneer, EchoStar and Comcast, and sold our non-core and declining SNG Businesses. As a result of these developments, our balance sheet is strong, distribution for our key products is secure, and we have removed many of the distractions that have hindered our Company from realizing the true value of our outstanding array of assets.”

Shell continued, “During the first quarter there were also positive operational trends in a number of our businesses, all of which led to increases in our revenue and profitability. Unfortunately, the first quarter also included negative results related to challenges in our magazine business, while the Company also continues to experience significant legal expenses resulting from ongoing corporate and intellectual property litigation matters. As a result of these challenges, combined with our plans to moderately increase our investment in key businesses to capitalize on our increased distribution, we are reducing our guidance for 2004. While we have resolved many of our legacy issues, we still have much to do in terms of improving our products, operations and financial performance.”

Key Developments during the Quarter

•	In January 2004, Gemstar-TV Guide and Samsung Electronics Company Ltd. reached an agreement concerning license fees owed by Samsung for set-top boxes previously deployed to certain satellite systems. In conjunction with the resolution of this matter, Samsung made a one-time cash payment and tendered their minority equity interest in a Company subsidiary, totaling $5.4 million, to resolve all outstanding disputes between the two companies.

•	In February 2004, Gemstar-TV Guide and Pioneer Electronics signed multi-year licensing agreements under which Pioneer licensed the right to incorporate Gemstar-TV Guide’s Interactive Program Guide (“IPG”) for consumer electronics products into Pioneer digital televisions and digital recorders in North America, Japan and Europe. The agreements included a patent license that enables Pioneer to incorporate Gemstar-TV Guide’s technology into Pioneer’s digital cable set-top boxes and its IPG in North America. During the first quarter of 2004, Pioneer paid Gemstar-TV Guide a one-time payment of $14 million, to resolve all outstanding disputes between the two companies.

•	In March 2004, Gemstar-TV Guide entered into a long-term non-exclusive patent license and distribution agreement with Comcast, which included a one-time payment by Comcast of $250 million paid at the closing. Additionally, Gemstar-TV Guide and Comcast formed a jointly funded IPG development group to create an industry-leading guide for Comcast and other cable system operators, using Gemstar-TV Guide’s existing TV Guide Interactive IPG as the foundation for its development. The Comcast agreement also provided for carriage of the TV Guide Channel, TV Games Network and the launch of a new non-linear guidance network for the duration of the agreement.

•	In March 2004, Gemstar-TV Guide announced an agreement with EchoStar, which included a long-term non-exclusive patent license allowing EchoStar to utilize Gemstar-TV Guide’s intellectual property and technology, as well as the TV Guide brand and content, on its IPGs. Gemstar also agreed to sell substantially all of the Company’s operating assets relating to its SNG Businesses, to enter into agreements for EchoStar to launch the TV Guide Channel, and to extend distribution of the TVG Network on its DISH Network. Subsequent to the end of the first quarter of 2004, the Company received $236 million from EchoStar to complete the sale of the Superstar/Netlink and UVTV distribution services businesses and enter into a patent license and distribution agreement. The parties also signed an agreement that resolves all outstanding litigation between the two companies.

•	In April 2004 the Company repaid the outstanding principal amount of $138.4 million under its bank credit facility and terminated the entire $254.5 million revolving credit facility, which was set to expire in February 2005. The repayment was funded from Company cash and was paid without penalty.

•	In the first quarter of 2004, Gemstar-TV Guide’s Consumer Electronics Licensing Segment reached IPG licensing agreements for VCR PLUS+ with several new consumer equipment manufacturers, including Pioneer and LiteON IT Corporation of Taipei, Taiwan. LiteON plans to incorporate TV Guide On Screen into next generation DVD recorders to be sold into Europe and North America.

Updated 2004 Outlook

The Company has modified its 2004 guidance and now expects to achieve operating income of $20.0 to $50.0 million, which includes stock compensation, depreciation, and amortization expenses of approximately $40.0 million. This operating income guidance excludes the loss from discontinued operations and does not include any financial impact arising from the resolution of any of the Company’s pending legal proceedings.

First Quarter 2004 Segment Performance

The schedule below reflects Gemstar-TV Guide’s performance for the quarters ended March 31, 2004 and 2003 by segment.

3

Quarters Ended March 31, 2004 and 2003

Consolidated Continuing Segment Performance (1)

(in thousands)	Three Months Ended
	3/31/2004	3/31/2003
Publishing Segment:

Revenues	$98,362	$108,987
Operating Expenses (2)	90,409	97,167

Adjusted EBITDA (3)	$7,953	$11,820

Cable and Satellite Segment:

Revenues	$42,128	$35,594
Operating Expenses (2)	27,191	24,769

Adjusted EBITDA (3)	$14,937	$10,825

CE Licensing Segment:

Revenues	$54,680	$33,863
Operating Expenses (2)	22,336	22,216

Adjusted EBITDA (3)	$32,344	$11,647

Corporate Segment:

Operating Expenses (2)	$19,768	$25,364

Adjusted EBITDA (3)	$(19,768)	$(25,364)

Consolidated:
Revenues	$195,170	$178,444
Operating Expenses (2)	159,704	169,516

Adjusted EBITDA (3)	$35,466	$8,928

Stock compensation	(203)	(39,595)
Depreciation and amortization	(8,628)	(55,731)

Operating income (loss)	26,635	(86,398)
Interest expense	(1,102)	(1,953)
Other income, net	560	3,208

Income (loss) from continuing operations before income taxes	$26,093	$(85,143)

(1) The accompanying presentation presents information on the Company’s reportable continuing operating segments in accordance with SFAS No. 131.

(2) Operating expenses means operating expenses, excluding stock compensation and depreciation and amortization.

(3) Adjusted EBITDA is defined as operating (loss) income, excluding stock compensation and depreciation and amortization. The Company believes Adjusted EBITDA to be relevant and useful information as Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the industry segments. Adjusted EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider this term to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income (loss), net income (loss), cash flow provided by (used in) operating activities and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States that are presented in the financial statements included in this report.

Publishing Segment

For the three months ended March 31, 2004, revenues for the Publishing Segment were $98.4 million, a decrease of $10.6 million, or 9.7%, from revenues of $109.0 million in the prior year’s quarter. This decrease in revenues was primarily due to a decline in subscriber circulation revenue of $8.8 million (which includes a decline in cable and satellite subscriber revenue of $2.5 million and the discontinuance of the Company’s monthly cable guide at December 31, 2003, of $2.3 million) and a decrease in advertising revenue, primarily in the program promotion area, of $2.4 million at TV Guide magazine.

For the three months ended March 31, 2004, Adjusted EBITDA for the Publishing Segment was $8.0 million, a decrease of $3.9 million from Adjusted EBITDA of $11.8 million in the prior year’s quarter. The decrease was due to the $10.6 million decline in revenues noted above, offset by reduced expenses from the shutdown of the Company’s eBooks operations in 2003 of $2.6 million, and reduced expenses at TV Guide magazine of $3.3 million which were related primarily to the discontinuance of the monthly cable guide and decreases in production costs from reduced paper and postage expenses.

Cable and Satellite Segment

For the three months ended March 31, 2004, revenues for the Cable and Satellite Segment were $42.1 million, an increase of $6.5 million, or 18.4%, from revenue of $35.6 million in the prior year’s quarter. The increase in revenues was primarily attributable to an increase in advertising revenues at TV Guide Channel of $2.0 million, increased subscriber and licensing revenues at TV Guide Interactive of $3.0 million, and increased wagering and licensing revenues at TV Games of $2.0 million.

For the three months ended March 31, 2004, Adjusted EBITDA for the Cable and Satellite Segment was $14.9 million, an increase of $4.1 million from Adjusted EBITDA of $10.8 million in the prior year’s quarter. The increase was due to the $6.5 million increase in revenues noted above, offset primarily by increases in TV Guide Channel marketing, sales and promotional expenses of $2.2 million.

The SNG Businesses, which were previously part of the Cable and Satellite Segment, are now classified as discontinued operations. The SNG Businesses had revenues of $35.2 million and $49.4 million for the three months ended March 31, 2004 and 2003, respectively.

Consumer Electronics Licensing Segment

For the three months ended March 31, 2004, revenues for the Consumer Electronics Licensing Segment were $54.7 million, an increase of $20.8 million, or 61.5%, from revenues of $33.9 million in the prior year’s quarter. The increase was primarily due to the Company’s recognition of $19.4 million in one-time revenues from certain consumer electronics manufacturers. Increases in recurring revenue from GUIDE Plus+ of $3.9 million were offset by declines in recurring revenues from VCR Plus+ of $3.1 million. The Company does not expect to record any significant amount of DSS licensing revenues after the first quarter of 2004 as the Company’s agreement with DirecTV to pay recurring license fees based initially on new subscribers replaces manufacturer’s per unit license fees.

For the three months ended March 31, 2004, Adjusted EBITDA for the Consumer Electronics Licensing Segment was $32.3 million, an increase of $20.7 million, from Adjusted EBITDA of $11.6 million in the prior year’s quarter.

This increase was primarily related to the $19.4 million in one-time payments noted above and a decrease in legal expenses.

Corporate Segment

For the three months ended March 31, 2004, Adjusted EBITDA for the Corporate Segment was $(19.8) million, a decrease of $5.6 million from Adjusted EBITDA of $(25.4) million in the prior year’s quarter. The decrease was primarily due to lower audit and consulting expenses of $4.3 million and reduced compensation expense of $1.1 million, primarily due to lower severance and recruiting costs and a reduction in headcount.

Discussion of Cash and Liquidity

As of March 31, 2004, the Company’s cash, cash equivalents and current marketable securities were $481.3 million, excluding restricted cash of $80.2 million. Outstanding debt and capital lease obligations—both short and long term—were $140.3 million, resulting in cash and cash equivalents and current marketable securities in excess of debt and capital lease obligations of $341.1 million, excluding $80.2 million in restricted cash. During the first quarter of 2004, the Company placed $42.5 million into an escrow account for the cash portion of its proposed settlement agreement related to the shareholder class action suit. Such amount has been included in restricted cash at March 31, 2004. As noted above, the Company repaid the outstanding principal amount under its bank credit facility in full in April 2004, and as a result reduced its cash position by $138.4 million subsequent to the end of the first quarter.

During the first quarter of 2004 the Company received $250 million from Comcast as part of a patent license and distribution agreement and received approximately $25.9 million from the exercise of stock options primarily from former executives. Subsequent to the end of the first quarter of 2004, as noted above, the Company received $236 million from Echostar to complete the sale of the Superstar/Netlink and UVTV distribution services businesses and enter into a patent license and distribution agreement.

Conference Call

Gemstar-TV Guide will host a conference call with the financial community today, Wednesday, May 5, 2004, at 2 p.m. PDT (5 p.m. EDT). Jeff Shell, chief executive officer, and Brian D. Urban, chief financial officer, will present management’s review of the first quarter’s results and discuss their outlook for the Company, followed by a question and answer period.

The conference call will be broadcast live via both teleconference and Internet web cast. Investors and analysts may connect to the call by dialing (800) 901-5217 (domestic) or (617) 786-2964 (international). The pass code is “35998968”. To listen via web cast, link to the Company’s website http://ir.gemstartvguide.com.

Investors unable to listen to the call live may access an audio replay, which will be hosted for one week following the conclusion of the call. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international). The pass code is “41145678”. An audio archive will also be hosted on the Company’s investor relations web site at http://ir.gemstartvguide.com. Replays will be available approximately two hours following the conclusion of the call. For additional information regarding the Company’s results, please go to the “SEC Filings” section at http://ir.gemstartvguide.com to view reports as filed from time to time with the Securities and Exchange Commission on Forms 10-K and Form 10-Q.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 8-K and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Channel, and TV Guide Interactive are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

(Financial Tables Follow)

Contacts:

Gemstar-TV Guide International, Inc.

(Analysts and Shareholders)	(Media)
Robert L. Carl	Christine Levesque
Dir., Investor Relations	EVP, Communication, Marketing & Gov’t
323-817-4600	212-852-7585

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2004 (Unaudited)	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$476,762	$257,360
Restricted cash	80,165	37,546
Marketable securities	4,574	4,897
Receivables, net	112,301	131,531
Deferred tax asset, net	15,742	21,175
Other current assets	33,148	26,884
Assets held for sale	85,539	—

Total current assets	808,231	479,393
Property and equipment, net	42,711	51,115
Indefinite-lived intangible assets	125,673	125,673
Finite-lived intangible assets, net	135,082	180,860
Goodwill	329,753	380,070
Income taxes receivable	69,329	69,329
Other assets	45,290	47,729

	$1,556,069	$1,334,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$249,042	$275,926
Income taxes payable	80,860	—
Current portion of long-term debt and capital lease obligations	139,986	2,104
Current portion of deferred revenue	155,440	186,147
Liabilities related to assets held for sale	37,539	—

Total current liabilities	662,867	464,177
Deferred tax liability, net	118,059	156,645
Long-term debt and capital lease obligations, less current portion	288	138,736
Deferred revenue, less current portion	357,017	137,047
Other liabilities	54,406	61,591
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; authorized 150,000 shares, none issued	—	—
Common stock, par value $.01 per share	4,333	4,279
Additional paid-in capital	8,479,800	8,452,702
Accumulated deficit	(8,023,015)	(7,983,239)
Accumulated other comprehensive income, net of tax	633	743
Unearned compensation	(53)	(246)
Treasury stock, at cost	(98,266)	(98,266)

Total stockholders’ equity	363,432	375,973

	$1,556,069	$1,334,169

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS—UNAUDITED

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Revenues:
Publishing	$98,362	$108,987
Cable and satellite	42,128	35,594
Consumer electronics licensing	54,680	33,863

	195,170	178,444

Operating expenses:
Publishing	90,409	97,167
Cable and satellite	27,191	24,769
Consumer electronics licensing	22,336	22,216
Corporate	19,768	25,364

Operating expenses, exclusive of expenses shown below	159,704	169,516
Stock compensation	203	39,595
Depreciation and amortization	8,628	55,731

	168,535	264,842

Operating income (loss)	26,635	(86,398)
Interest expense	(1,102)	(1,953)
Other income, net	560	3,208

Income (loss) from continuing operations before income taxes	26,093	(85,143)
Income tax expense (benefit)	39,535	(33,787)

Loss from continuing operations	(13,442)	(51,356)

Discontinued operations:
Income from discontinued operations	14,339	9,835
Loss on disposal of discontinued operations	(28,882)	—
Income tax expense	11,791	3,841

(Loss) income from discontinued operations	(26,334)	5,994

Net loss	$(39,776)	$(45,362)

Basic and diluted income (loss) per share:
Loss from continuing operations	$(0.03)	$(0.13)
(Loss) income from discontinued operations	(0.06)	0.02

Net loss	$(0.09)	$(0.11)

Weighted average shares outstanding – basic and diluted	420,032	408,156

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED

(In thousands)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net loss	$(39,776)	$(45,362)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,628	65,662
Deferred income taxes	(33,152)	(38,900)
Stock compensation expense	203	39,595
Tax benefit associated with stock options	1,259	—
Loss on disposal of discontinued operations	28,882	—
Accretion of discount on note receivable	(618)	(865)
Gain on sale of marketable securities	(51)	(2,026)
Transfer to restricted cash	(42,500)	—
Other	251	190
Changes in operating assets and liabilities:
Receivables	14,672	351
Other assets	(3,686)	18,756
Accounts payable, accrued expenses and other liabilities	55,572	(5,493)
Deferred revenue	220,940	(15,695)

Net cash provided by operating activities	210,624	16,213

Cash flows from investing activities:
Investments and acquisitions	(15,000)	—
Purchases of marketable securities	(4,502)	—
Sales and maturities of marketable securities	4,775	10,428
Proceeds from sale of assets	2,322	814
Additions to property and equipment	(3,058)	(2,623)

Net cash (used in) provided by investing activities	(15,463)	8,619

Cash flows from financing activities:
Repayments under bank credit facility and term loan	—	(22,500)
Repayment of capital lease obligations	(566)	(528)
Proceeds from exercise of stock options	25,883	4
Distributions to minority interests	(1,060)	(3,874)

Net cash provided by (used in) financing activities	24,257	(26,898)

Effect of exchange rate changes on cash and cash equivalents	(16)	383

Net increase (decrease) in cash and cash equivalents	219,402	(1,683)
Cash and cash equivalents at beginning of period	257,360	350,262

Cash and cash equivalents at end of period	$476,762	$348,579

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$2,220	$915
Cash paid for interest	927	1,589

###

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2004

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:	/s/ Stephen H. Kay

Stephen H. Kay Executive Vice President and General Counsel